Exhibit 99.1

Contact:	Joe Schierhorn, Chief Operating Officer, President, and CEO of Northrim Bank
(907) 261-3308
Latosha Frye, Chief Financial Officer
(907) 261-8763

NEWS RELEASE

Northrim BanCorp Earnings Grow 13% to $3.8 Million, or $0.55 per Diluted Share in 1Q17 from 1Q16

ANCHORAGE, Alaska - May 1, 2017 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported that net income attributable to the Company increased 13% to $3.8 million, or $0.55 per diluted share in the first quarter of 2017, compared to $3.4 million, or $0.48 per diluted share in the first quarter of 2016, and increased 7% from $3.6 million, or $0.51 per diluted share in the fourth quarter of 2016. A higher net interest margin as well as lower other operating expenses, some of which are one-time items, and an increase in the Company's mortgage servicing business more than offset contractions in both loans and deposits, as well as a decline in the origination of mortgage loans resulting from both normal seasonality and the slowing Alaska economy.

“The highlight of the first quarter of 2017 was that our profitability remained stable and resilient in light of the slowing Alaskan economy,” said Joseph Beedle, Chairman, President and CEO of Northrim Bancorp. “We expect mortgage originations to be lower in 2017 as compared to 2016. However, the Alaskan economic decline has been relatively moderate, and the slow and gradual nature of the contraction has helped Alaska businesses and consumers adapt to the changing economic environment.”

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total assets	$1,512,580	$1,526,540	$1,540,120	$1,518,370	$1,500,199
Total portfolio loans	$960,832	$975,015	$997,076	$967,346	$970,517
Average portfolio loans	$970,493	$977,678	$979,164	$969,450	$980,117
Total deposits	$1,247,073	$1,267,653	$1,278,366	$1,255,688	$1,246,968
Average deposits	$1,230,947	$1,265,214	$1,263,750	$1,235,142	$1,236,555
Total shareholders' equity	$189,452	$186,712	$185,758	$183,965	$180,398
Net income attributable to Northrim BanCorp	$3,825	$3,590	$3,095	$4,350	$3,376
Diluted earnings per share	$0.55	$0.51	$0.44	$0.63	$0.48
Return on average assets	1.04%	0.94%	0.81%	1.17%	0.91%
Return on average shareholders' equity	8.30%	7.96%	6.73%	9.42%	7.61%
Net interest margin ("NIM")	4.15%	4.01%	4.11%	4.21%	4.23%
Tax equivalent NIM*	4.22%	4.07%	4.17%	4.27%	4.29%
Efficiency ratio	72.95%	75.57%	80.89%	74.52%	74.47%
Total shareholders' equity/total assets	12.53%	12.23%	12.06%	12.12%	12.02%
Tangible common equity/tangible assets*	11.57%	11.28%	11.12%	10.72%	10.61%
Book value per share	$27.42	$27.07	$26.99	$26.75	$26.23
Tangible book value per share*	$25.06	$24.70	$24.61	$23.30	$22.78
Dividends per share	$0.21	$0.20	$0.20	$0.19	$0.19

* References to tax equivalent NIM, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these measures to GAAP financial measures.

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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•	Net income attributable to Northrim BanCorp grew 7% in the first quarter of 2017 compared to the preceding quarter and 13% from a year ago.

•	Community Banking, contributed 75% of total revenues and 86% of earnings in the first quarter of 2017.

•	Home Mortgage Lending contributed 25% of total revenues and 14% of earnings in the quarter.

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Total revenues, which include net interest income plus total other operating income, declined 6% to $22.7 million in the first quarter of 2017, compared to $24.3 million in the fourth quarter of 2016, and declined 2% compared to $23.3 million in the same period a year ago. Lower average loan balances and reduced net realized gains on mortgage loans sold were the primary drivers for lower revenues.

•
Net interest income was relatively flat at $13.8 million in the first quarter of 2017 compared to the previous quarter, and fell 2% from the first quarter a year ago, mainly reflecting a contraction in the Company's loan portfolio in the current quarter compared to both of the prior quarters. Fourth quarter 2016 included a $187,000 reduction of interest income related to one $8.7 million commercial loan relationship moving into nonaccrual status.

•
Both net interest margin ("NIM") at 4.15% and net interest margin on a tax equivalent basis ("NIMTE")* at 4.22% increased in the first quarter of 2017 compared to the fourth quarter of 2016 and decreased from the first quarter of 2016. Northrim’s NIMTE remains above peer averages[1].

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Northrim paid a quarterly cash dividend of $0.21 per share in March 2017, up from the $0.19 per share dividend paid in March 2016. The dividend provides an annual yield of approximately 2.6% at current market share prices.

•	Book value per share increased 5% to $27.42 at the end of the first quarter of 2017 from $26.23 a year ago.

•
The allowance for loan losses to portfolio loans grew to 2.07% at quarter end, compared to 1.87% a year ago primarily due to an increase in the specific impairment related to three lending relationships.

•
Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets improving to 15.19%, total shareholders' equity to total assets growing to 12.53%, and tangible common equity to tangible assets* increasing to 11.57% at March 31, 2017.

1As of December 31, 2016, the SNL US Bank Index tracked 151 banks with assets between $1 billion and $5 billion with averages for the following ratios: NIM (tax equivalent) 3.59%, loan loss reserves to gross loans of 0.99%, return on average assets 0.89%, and return on average equity 8.46%

Alaska Economic Update

“We hosted our annual economic summits in Fairbanks, Juneau and Anchorage earlier this month with more than 500 attendees joining us for an in-depth review of the current economic outlook for Alaska,” said Joe Schierhorn, Northrim Bank’s President and CEO. “We believe the Alaska State Legislature is working hard to minimize the impacts of a state-wide recession and put Alaska on a financially-stable footing with a sustainable operating budget. We are increasingly optimistic that our legislators will craft a disciplined fiscal policy. We believe it will be necessary for the Alaska state government to utilize a well-rounded approach, including using a portion of the earnings from the $58 billion Alaska Permanent Fund (see www.apfc.org), decreased spending, and broad-based taxes to address the State budget deficit. Finally, we believe the state must be careful to not overtax our resource industry.”

Mark Edwards, Northrim’s Senior Credit Officer and the Bank’s Economist offered the following analysis at our annual economic forum concerning the outlook for the Alaska economy in the near term:

“The performance of the Alaska economy in 2017 will be impacted by a number of key variables.  There will be a short-term drag on the economy if the Alaska Legislature is able to create a sustainable budget by making difficult decisions on reduced spending levels, increased taxes and changes to the [Alaska] Permanent Fund.  However, a balanced budget solution will have long-run positive impacts through a return of business confidence and a stabilized climate for private capital investment.

“We are closely monitoring the potential changes in interest rates and inflation, which have remained low for nearly a decade.  Potentially rising rates will impact a number of sectors, and could be most broadly felt in the housing market.

“The change in federal administration in 2017 has the potential to positively impact the government regulation of natural resource development in Alaska and is likely to increase the levels of military and domestic

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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infrastructure spending.  The energy sector is starting to stabilize as the worst of falling oil prices and related cuts to employment and spending are likely behind us.

“Improvements in the U.S. economy are expected to sustain the recent growth in Alaska tourism activity.  The health care industry continues to expand.  This sector has been the leading source of job growth in Alaska over the last decade.  Medical related construction and building improvements have also helped the economy.

“A decrease of 2.4% in payroll jobs statewide was the most negative economic indicator in 2016.  A loss of 7,600 jobs was driven by layoffs in the oil & gas industry, which impacted business and professional services, construction and state government.  As a result, population showed virtually no growth last year. Gross State Product and personal income statistics reported modest declines of less than 1%.”

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Northrim” link and then click “Alaska's Economy”. Mark Edwards' full analysis from the summit and further speakers are available at this site. Information from our website is not incorporated into, and does not form a part of this press release.

Review of Income Statement

Consolidated Income Statement

In the first quarter of 2017, Northrim generated a return on average assets of 1.04% and a return on average equity of 8.30%, in line with the 0.89% return on average assets and 8.46% return on average equity posted by the 151 banks that make up the SNL U.S. Bank Index with assets between $1 billion and $5 billion as of December 31, 2016. NIM and NIMTE* for the first quarter of 2017 were 4.15% and 4.22%, respectively, compared to 3.59% NIMTE* for the index peers. 1

Net Interest Income/Net Interest Margin

Net interest income was almost unchanged at $13.8 million in the first quarter 2017 as compared to $13.9 million in the previous quarter, and contracted 2% from $14.2 million a year ago. The impact of lower loan balances in the first quarter of 2017 compared to the fourth quarter of 2016 was mostly offset by higher yields on investments and loans and the improved mix of assets as portfolio loans increased as a percentage of average interest-earning assets. In addition, in the fourth quarter of 2016, net interest income was reduced by the reversal of $187,000 in interest income on an $8.7 million commercial loan relationship that was moved to nonaccrual status. The 2% decrease in net interest income compared to the first quarter of 2016 was primarily due to a combination of lower volume and a lower yield, as well as a less favorable mix of earning assets as total portfolio loans decreased in the first quarter of 2017 as a percentage of average interest-earning assets compared to the first quarter of 2016. The lower yield in the first quarter of 2017 as compared to the same quarter in 2016 was primarily the result of a less favorable mix within total portfolio loans as balances have shifted to higher real estate loans as a percentage of total portfolio loans, which yield less than commercial and construction loans. This decrease in the yield on portfolio loans was only partially offset by increased yields on both long- and short-term investments due to increased interest rates.

NIM increased 14 basis points in the first quarter of 2017 compared to the preceding quarter and decreased 8 basis points from the same quarter a year ago. The following table summarizes the components of these changes:

	1Q17 vs. 4Q16	1Q17 vs. 1Q16
Nonaccrual interest adjustments	0.05%	(0.01)%
Interest rates and loan fees	0.08%	(0.04)%
Volume and mix of interest-earning assets	0.01%	(0.03)%
Change in NIM	0.14%	(0.08)%

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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“We expect NIM will range from 4.05% to 4.15% and NIMTE* will range from 4.10% and 4.20% in 2017. While the mix of our earning assets improved in the first quarter of 2017, we expect the trends will revert to a shift towards higher balances in investment securities and cash equivalents from the higher-yielding loan portfolio. We believe that changes in the mix of our earning assets has a larger impact on our NIM and NIMTE* compared to many of our peers due to the short duration of our investment portfolio, which results in a lower yield commensurate with lower interest rate risk. Because the difference between the yield on our investment portfolio and the yield on our loan portfolio is larger than our peers, we experience more pronounced changes in our NIM and NIMTE* when the mix of our balance sheet changes. We continue to believe that both our NIM and NIMTE* will benefit in the event interest rates rise or the yield curve steepens, and we would be adversely affected if interest rates fall and the yield curve continues to flatten,” said Latosha Frye, Chief Financial Officer.

Provision for Loan Losses

The provision for loan losses was $400,000 in the first quarter 2017 compared to $743,000 in the fourth quarter of 2016 and $703,000 in the first quarter of 2016. While nonperforming loans, adversely classified loans, and delinquencies were relatively unchanged during the first quarter of 2017, a decline in portfolio loan balances resulted in the provision for loan losses declining in the current quarter from the prior periods. The Company also recorded a provision for loan losses in the first quarter of 2017 as a result of an increase in specific impairment related to one commercial lending relationship. The allowance for loan losses to portfolio loans at the end of the first quarter of 2017 increased to 2.07% from 2.02% at December 31, 2016, and 1.87% at March 31, 2016.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing, employee benefit plans, and wealth management. These complementary business activities and other noninterest income contributed $8.9 million, or 39% of total revenues in the first quarter of 2017, as compared to $10.4 million or 43% of revenues in the fourth quarter of 2016 and $9.1 million or 39% of revenues in the first quarter of 2016.

Other operating income decreased by 2% in the first quarter of 2017 from the same quarter a year ago and 14% from the fourth quarter of 2016. The changes in the first quarter of 2017 compared to both the preceding quarter and the year ago quarter are primarily due to changes in mortgage banking income. There is significant seasonality in mortgage banking in Alaska, and the first quarter is typically the lowest time of the year for mortgage activity, barring any significant increases in refinance activity. In addition, seasonality impacted both bank card fees and service charges in the first quarter of 2017, but revenue from these activities also declined as compared to the first quarter of 2016 mostly due to the slowing of the Alaska economy.

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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Other Operating Expenses

Operating expenses were $16.6 million in the first quarter 2017 compared to $18.4 million in the fourth quarter of 2016 and $17.4 million in the first quarter 2016. The decrease from the previous quarter was primarily the result of the decrease in compensation payments related to the acquisition of Residential Mortgage, LLC ("RML") due to lower earnings from RML, as well as the timing of professional and outside service usage and marketing campaigns. Additionally, lower than anticipated loan collection costs related to one commercial loan in the first quarter of 2017 contributed to the decrease in other operating expenses during that quarter compared to prior periods. The Company accrued $170,000 in other operating expense for this estimated cost in the fourth quarter of 2016, but reversed $100,000 of this estimate in the first quarter of 2017 when management determined that actual costs were $70,000. The Company also recorded a reduction in other operating expense in the first quarter of 2017 upon receipt of a $122,000 refund from the State of Washington for business and occupancy taxes related to 2012 - 2015 taxation years. The decrease in other operating expenses compared to the first quarter of 2016 resulted from the timing of charitable contributions, the same one-time items noted above, and a decrease in medical claims expenses. "We are also beginning the conversion of our core operating system, which will take place in the second quarter of 2017, and we believe that this conversion will allow us to better serve our customers and create operating efficiencies," said Frye. "Post-conversion, we also expect that our new core operating system will be more scalable, allowing for future growth without a corresponding increase in operating costs to accommodate that growth. While we expect that ongoing costs associated with our core operating system following the conversion will be unchanged, we estimate that we will incur additional expenses between $1.7 million and $2.0 million in 2017 related to this conversion. We anticipate that most of these additional expenses will be incurred in the next two quarters of 2017."

Community Banking

“Our community banking business continues to generate the majority of our revenues and profits,” said Schierhorn. “While the slowdown in the economy has also slowed growth in both our loan and deposit portfolios, we believe the franchise remains profitable and positioned to capitalize on future market opportunities.” Net income in the community banking segment increased 29% in the first quarter, compared to the preceding quarter and grew 18% year-over-year, primarily due to the reduction in other operating expenses noted above.

The following table provides highlights of the community banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net interest income	$13,549	$13,584	$13,901	$13,829	$13,933
Provision for loan losses	400	743	652	200	703
Other operating income	3,446	3,399	3,594	3,354	3,409
Compensation expense, RML acquisition payments	174	708	3,250	687	130
Other operating expense	11,613	12,151	11,649	12,504	12,306
Income before provision for income taxes	4,808	3,381	1,944	3,792	4,203
Provision for income taxes	1,422	727	50	805	1,285
Net income	3,386	2,654	1,894	2,987	2,918
Less: net income attributable to the noncontrolling interest	97	105	188	156	130
Net income attributable to Northrim BanCorp	$3,289	$2,549	$1,706	$2,831	$2,788
Average diluted shares	6,993,726	6,983,771	6,973,354	6,968,891	6,964,707
Diluted earnings per share	$0.47	$0.36	$0.24	$0.41	$0.40

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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Home Mortgage Lending

Home mortgage lending contributed $5.7 million to revenues and $0.08 to net earnings per share in the first quarter 2017. “Both economic and seasonal factors contributed to the lower production and profits from the mortgage business this quarter,” said Frye. Despite the slowdown in the economy, the housing markets in Alaska’s population centers remain stable. Average days on the market have been steady at 80 days in Anchorage and the Mat-Su Valley, and were at 65 days in Fairbanks. Sales remain steady for both the single-family homes and condominiums, as well.

In the fourth quarter of 2015, Northrim began servicing the loans it originates for the Alaska Housing Finance Corporation, which accounted for approximately 20% of loans funded. Northrim now services 1,244 loans in its $307.5 million servicing portfolio, which has more than doubled in size over the past year. Servicing income contributed $1.4 million to first quarter mortgage banking income, compared to $1.2 million for the fourth quarter of 2016 and $701,000 in the first quarter a year ago.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Mortgage commitments	$67,589	$62,421	$72,315	$98,788	$83,823
Mortgage loans funded for sale	$115,058	$169,235	$224,594	$208,921	$133,050
Mortgage loan refinances to total fundings	24%	25%	24%	18%	16%
Mortgage loans serviced for others	$307,502	$272,442	$231,167	$193,230	$160,803

Net realized gains on mortgage loans sold	$3,721	$5,987	$7,502	$7,147	$4,777
Change in fair value of mortgage loan commitments, net	128	(551)	(331)	480	48
Total production revenue	3,849	5,436	7,171	7,627	4,825
Mortgage servicing revenue, net	1,435	1,191	782	510	701
Other mortgage banking revenue	166	333	388	373	170
Total mortgage banking income	$5,450	$6,960	$8,341	$8,510	$5,696

Net interest income	$284	$307	$312	$250	$241
Provision for loan losses	—	—	—	—	—
Other operating income	5,450	6,960	8,341	8,510	5,696
Other operating expense	4,819	5,495	6,287	6,178	4,935
Income before provision for income taxes	915	1,772	2,366	2,582	1,002
Provision for income taxes	379	731	977	1,063	414
Net income attributable to Northrim BanCorp	$536	$1,041	$1,389	$1,519	$588

Average diluted shares	6,993,726	6,983,771	6,973,354	6,968,891	6,964,707
Diluted earnings per share	$0.08	$0.15	$0.20	$0.22	$0.08

Balance Sheet Review

Northrim’s assets were $1.51 billion at March 31, 2017, up 1% from the first quarter a year ago and down 1% from December 31, 2016. The mix of assets at each period end continued to shift from portfolio loans to portfolio investments and cash equivalents.

Average investment securities increased 5% from the preceding quarter and 11% from a year ago. The investment portfolio generated an average net tax equivalent yield of 1.59% for the first quarter of 2017. The average estimated duration of the investment portfolio was 1.8 years, at March 31, 2017.

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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Average loans held for sale decreased 37% to $34.4 million in the first quarter of 2017 compared to the preceding quarter, and decreased 10% from the same quarter a year ago, primarily reflecting the seasonality of the mortgage business and the slowing demand for home loans in the Alaska marketplace.

Portfolio loans decreased 1% to $960.8 million at March 31, 2017. Average portfolio loans in the first quarter of 2017 were also down 1% to $970.5 million compared to both the preceding and year ago quarters. Construction and land development loans, which are by nature short-term, declined 4% in the first quarter of 2017 compared to the previous quarter and fell 25% year-over-year. Partially offsetting this decline was the increase in commercial loans which grew 4% year-over-year. Additionally, non-owner occupied commercial real estate loans increased 2% in the quarter compared to the previous quarter and 7% year-over-year.

Alaskans' account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at March 31, 2017, represented 89% of total deposits. At March 31, 2017, total deposits were $1.25 billion, down slightly from $1.27 billion from the immediate prior quarter and unchanged from a year ago. Year-over-year, first quarter average non-interest bearing deposits declined 3% and average interest-bearing deposits increased 1%, leaving average total deposits down less than 1% to $1.23 billion in the first quarter of 2017.

Shareholders’ equity increased 5% to $189.5 million, or $27.42 per share, at March 31, 2017, compared to $180.4 million, or $26.23 per share, a year ago. Tangible book value per share* was $25.06 at March 31, 2017, compared to $22.78 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 15.19% at March 31, 2017.

Asset Quality

Asset quality was largely unchanged during the first quarter of 2017 compared to the previous quarter and declined from the first quarter of 2016 mainly as a result of the movement of three relationships from adversely classified to nonperforming status. These included one $8.7 million commercial relationship in the medical industry moving to nonaccrual loans in the fourth quarter of 2016, one $2.3 million commercial relationship in the transportation industry moving to nonaccrual loans in the second quarter of 2016, and one $3.3 million land development loan moving into other real estate owned during the fourth quarter of 2016. The ratio of nonperforming assets to total assets, net of government guarantees was 1.22% for the first quarter of 2017, down from 1.27% in the fourth quarter of 2016 and up from 0.29% a year ago.

Adversely classified loans, net of government guarantees improved to $34.5 million at the end of the first quarter of 2017 as compared to $35.6 million at the end of 2016 and $38.4 million one year ago. Net charge-offs in the first quarter of 2017 were $204,000 compared to $754,000 in the previous quarter and $672,000 in the first quarter of 2016. “None of these charge-offs were related directly to the oil sector,” said Frye. The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Charge-offs:
Agriculture, forestry, fishing and hunting	$—	$—	$493
Construction	—	535	218
Transportation and warehousing	250	—	22
Other services	—	31	—
Retail trade	12	4	—
Consumer	17	21	1
Total charge-offs	$279	$591	$734

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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Performing restructured loans, that were not included in nonaccrual loans at the end of the first quarter 2017, decreased to $6.3 million compared to $11.6 million a year ago primarily due to the $8.7 million commercial relationship noted above that moved to nonaccrual status . Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of March 31, 2017, $28.5 million, or 82% of adversely classified loans net of government guarantees are attributable to four relationships in the following sectors; one retail commercial business, one commercial real estate property, one medical business, and one oilfield services commercial business.

The allowance for loan losses increased to 2.07% of portfolio loans at March 31, 2017, compared to 2.02% at December 31, 2016, and 1.87% at the end of the first quarter 2016, mainly due to an increase in specific impairment related to one commercial lending relationship.

Northrim estimates that $56.2 million, or approximately 6% of portfolio loans as of March 31, 2017, has direct exposure to the oil and gas industry in Alaska, and $4.3 million of these loans are adversely classified. Northrim has an additional $57.0 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We continue to have no loans to oil producers or exploration companies," said Frye. "We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry."

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities and Exchange Act. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/regional/index.htm
http://almis.labor.state.ak.us/
https://www.alaskarealestate.com/Consumer/PublicStatistics.aspx
http://gfbr.org/#
http://www.seakrealtor.com/

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2017	2016	% Change	2016	% Change
Interest Income:
Interest and fees on loans	$13,238	$13,423	-1%	$13,778	-4%
Interest on portfolio investments	1,179	1,032	14%	993	19%
Interest on deposits in banks	48	67	-28%	47	2%
Total interest income	14,465	14,522	0%	14,818	-2%
Interest Expense:
Interest expense on deposits	445	447	0%	471	-6%
Interest expense on borrowings	187	184	2%	173	8%
Total interest expense	632	631	0%	644	-2%
Net interest income	13,833	13,891	0%	14,174	-2%

Provision for loan losses	400	743	-46%	703	-43%
Net interest income after provision for loan losses	13,433	13,148	2%	13,471	0%

Other Operating Income:
Mortgage banking income	5,450	6,960	-22%	5,696	-4%
Employee benefit plan income	936	871	7%	964	-3%
Purchased receivable income	689	703	-2%	534	29%
Bankcard fees	572	675	-15%	633	-10%
Service charges on deposit accounts	439	473	-7%	499	-12%
Gain (loss) on sale of securities	14	—	NM	(23)	161%
Other income	796	677	18%	802	-1%
Total other operating income	8,896	10,359	-14%	9,105	-2%

Other Operating Expense:
Salaries and other personnel expense	10,842	11,332	-4%	11,251	-4%
Occupancy expense	1,621	1,590	2%	1,608	1%
Data processing expense	1,238	1,215	2%	1,150	8%
Professional and outside services	622	858	-28%	641	-3%
Marketing expense	510	596	-14%	738	-31%
Insurance expense	253	179	41%	315	-20%
OREO (income) expense, net rental income and gains on sale	177	28	532%	(26)	781%
Compensation expense, RML acquisition payments	174	708	-75%	130	34%
Intangible asset amortization expense	26	29	-10%	35	-26%
Other operating expense	1,143	1,819	-37%	1,529	-25%
Total other operating expense	16,606	18,354	-10%	17,371	-4%

Income before provision for income taxes	5,723	5,153	11%	5,205	10%
Provision for income taxes	1,801	1,458	24%	1,699	6%
Net income	3,922	3,695	6%	3,506	12%
Less: Net income attributable to the noncontrolling interest	97	105	-8%	130	-25%
Net income attributable to Northrim BanCorp	$3,825	$3,590	7%	$3,376	13%

Basic EPS	$0.55	$0.52	6%	$0.49	12%
Diluted EPS	$0.55	$0.51	8%	$0.48	15%
Average basic shares	6,909,780	6,897,890	0%	6,877,140	0%
Average diluted shares	6,993,726	6,983,771	0%	6,964,707	0%

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
11 of 16

Balance Sheet
(Dollars in thousands)
(Unaudited)	March 31,	December 31,	Three Month	March 31,	One Year
	2017	2016	% Change	2016	% Change

Assets:
Cash and due from banks	$36,729	$34,485	7%	$23,361	57%
Interest bearing deposits in other banks	44,203	16,066	175%	55,914	-21%
Portfolio investments	325,037	332,118	-2%	297,264	9%
Investment in Federal Home Loan Bank stock	1,993	1,965	1%	1,875	6%

Loans held for sale	28,028	43,596	-36%	38,907	-28%

Portfolio loans	960,832	975,015	-1%	970,517	-1%
Allowance for loan losses	(19,893)	(19,697)	1%	(18,183)	9%
Net portfolio loans	940,939	955,318	-2%	952,334	-1%
Purchased receivables, net	14,485	20,491	-29%	11,707	24%
Mortgage servicing rights	5,325	4,157	28%	2,234	138%
Other real estate owned, net	5,802	6,574	-12%	2,702	115%
Premises and equipment, net	39,682	39,318	1%	40,348	-2%
Goodwill and intangible assets	16,298	16,324	0%	23,741	-31%
Other assets	54,059	56,128	-4%	49,812	9%
Total assets	$1,512,580	$1,526,540	-1%	$1,500,199	1%

Liabilities:
Demand deposits	$421,867	$449,206	-6%	$442,842	-5%
Interest-bearing demand	194,414	201,349	-3%	195,896	-1%
Savings deposits	252,218	241,088	5%	230,834	9%
Money market deposits	244,881	244,295	0%	240,675	2%
Time deposits	133,693	131,715	2%	136,721	-2%
Total deposits	1,247,073	1,267,653	-2%	1,246,968	—%
Securities sold under repurchase agreements	31,783	27,607	15%	25,946	22%
Other borrowings	4,326	4,338	0%	7,727	-44%
Junior subordinated debentures	18,558	18,558	—%	18,558	—%
Other liabilities	21,388	21,672	-1%	20,602	4%
Total liabilities	1,323,128	1,339,828	-1%	1,319,801	0%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	189,324	186,594	1%	180,125	5%
Noncontrolling interest	128	118	8%	273	-53%
Total shareholders' equity	189,452	186,712	1%	180,398	5%
Total liabilities and shareholders' equity	$1,512,580	$1,526,540	-1%	$1,500,199	1%

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
12 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	March 31, 2017		December 31, 2016		March 31, 2016
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$30,082	9.2%	$30,063	9.1%	$35,264	11.9%
U.S. Agency securities	230,553	70.9%	233,298	70.2%	205,405	69.1%
U.S. Agency mortgage-backed securities	1	0.0%	2	0.0%	7	—%
Corporate bonds	45,434	14.0%	49,699	15.0%	45,594	15.3%
Alaska municipality, utility, or state bonds	14,181	4.4%	14,296	4.3%	10,400	3.5%
Other municipality, utility, or state bonds	4,786	1.5%	4,760	1.4%	594	0.2%
Total portfolio investments	$325,037		$332,118		$297,264

Composition of Portfolio Loans
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$275,809	29%	$278,178	28%	$275,994	28%	$269,905	28%	$266,027	27%
CRE owner occupied loans	140,102	15%	152,178	16%	184,505	18%	171,269	18%	147,081	15%
CRE nonowner occupied loans	408,472	41%	402,003	41%	379,913	38%	380,122	38%	383,390	40%
Construction loans	94,004	10%	98,220	10%	109,093	11%	96,236	10%	126,155	13%
Consumer loans	46,838	5%	48,870	5%	51,979	5%	54,134	6%	52,115	5%
Subtotal	965,225		979,449		1,001,484		971,666		974,768
Unearned loan fees, net	(4,393)		(4,434)		(4,408)		(4,320)		(4,251)
Total portfolio loans	$960,832		$975,015		$997,076		$967,346		$970,517

Composition of Deposits
	March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016		March 31, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$421,867	33%	$449,206	36%	$474,971	37%	$461,970	37%	$442,842	35%
Interest-bearing demand	194,414	16%	201,349	16%	194,426	15%	183,885	15%	195,896	16%
Savings deposits	252,218	20%	241,088	19%	236,821	19%	231,246	18%	230,834	19%
Money market deposits	244,881	20%	244,295	19%	242,102	19%	241,334	19%	240,675	19%
Time deposits	133,693	11%	131,715	10%	130,046	10%	137,253	11%	136,721	11%
Total deposits	$1,247,073		$1,267,653		$1,278,366		$1,255,688		$1,246,968

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
13 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	March 31,	December 31,	March 31,
	2017	2016	2016
Nonaccrual loans	$13,513	$13,893	$3,196
Loans 90 days past due and accruing	588	456	47
Total nonperforming loans	14,101	14,349	3,243
Nonperforming loans guaranteed by government	(1,478)	(1,413)	(1,561)
Net nonperforming loans	12,623	12,936	1,682
Other real estate owned	5,802	6,574	2,702
Other real estate owned guaranteed by government	—	(195)	—
Net nonperforming assets	$18,425	$19,315	$4,384
Nonperforming loans / portfolio loans, net of government guarantees	1.31%	1.33%	0.17%
Nonperforming assets / total assets, net of government guarantees	1.22%	1.27%	0.29%

Performing restructured loans	$6,290	$6,131	$11,600
Nonperforming loans plus performing restructured loans, net of government
guarantees	$18,913	$19,067	$13,282
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	1.97%	1.96%	1.37%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.63%	1.68%	1.07%

Adversely classified loans, net of government guarantees	$34,489	$35,634	$38,361
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.21%	0.22%	0.01%

Allowance for loan losses / portfolio loans	2.07%	2.02%	1.87%
Allowance for loan losses / nonperforming loans, net of government guarantees	158%	152%	1,081%

Gross loan charge-offs for the quarter	$279	$591	$734
Gross loan recoveries for the quarter	($75)	($66)	($62)
Net loan charge-offs for the quarter	$204	$525	$672
Net loan charge-offs year-to-date	$204	$754	$672
Net loan charge-offs for the quarter / average loans, for the quarter	0.02%	0.05%	0.07%

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns	Transfers to	Sales	Balance at
	December 31, 2016	this quarter	this quarter	/Charge-offs this quarter	Performing Status this quarter	this quarter	March 31, 2017
Commercial loans	$13,904	$249	($120)	($262)	($172)	$—	$13,599
Commercial real estate	226	6	—	—	(88)	(29)	115
Construction loans	—	—	—	—	—	—	—
Consumer loans	219	185	—	(17)	—	—	387
Non-performing loans guaranteed by government	(1,413)	(65)	—	—	—	—	(1,478)
Total non-performing loans	12,936	375	(120)	(279)	(260)	(29)	12,623
Other real estate owned	6,574	—	—	(166)	—	(606)	5,802
Other real estate owned guaranteed
by government	(195)	—	—	—	—	195	—
Total non-performing assets,
net of government guarantees	$19,315	$375	($120)	($445)	($260)	($440)	$18,425

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
14 of 16

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$23,490	0.81%	$37,328	0.54%	$38,024	0.49%
Portfolio investments	323,753	1.59%	309,519	1.48%	291,607	1.49%
Loans held for sale	34,435	3.95%	54,266	3.54%	38,164	3.87%
Portfolio loans	970,493	5.44%	977,678	5.31%	980,117	5.55%
Total interest-earning assets	1,352,171	4.40%	1,378,791	4.25%	1,347,912	4.48%
Nonearning assets	139,405		142,987		141,282
Total assets	$1,491,576		$1,521,778		$1,489,194

Liabilities and Shareholders' Equity
Interest-bearing deposits	$814,232	0.22%	$804,334	0.22%	$805,823	0.23%
Borrowings	52,579	1.40%	51,879	1.38%	50,864	1.34%
Total interest-bearing liabilities	866,811	0.29%	856,213	0.29%	856,687	0.30%

Noninterest-bearing demand deposits	416,715		460,880		430,732
Other liabilities	21,090		25,247		23,379
Shareholders' equity	186,960		179,438		178,396
Total liabilities and shareholders' equity	$1,491,576		$1,521,778		$1,489,194
Net spread		4.11%		3.96%		4.18%
Net interest margin ("NIM")		4.15%		4.01%		4.23%
Tax equivalent NIM*		4.22%		4.07%		4.29%
Average portfolio loans to average
interest-earning assets	71.77%		70.91%		72.71%
Average portfolio loans to average total deposits	78.84%		77.27%		79.26%
Average non-interest deposits to average
total deposits	33.85%		36.43%		34.83%
Average interest-earning assets to average
interest-bearing liabilities	155.99%		161.03%		157.34%

Capital Data (At quarter end)
	March 31, 2017	December 31, 2016	March 31, 2016
Book value per share	$27.42	$27.07	$26.23
Tangible book value per share*	$25.06	$24.70	$22.78
Total shareholders' equity/total assets	12.53%	12.23%	12.02%
Tangible Common Equity/Tangible Assets*	11.57%	11.28%	10.61%
Tier 1 Capital / Risk Adjusted Assets	15.19%	14.54%	13.66%
Total Capital / Risk Adjusted Assets	16.44%	15.80%	14.92%
Tier 1 Capital / Average Assets	12.95%	12.59%	11.87%
Shares outstanding	6,909,865	6,897,890	6,877,140
Unrealized gain on AFS securities, net of income taxes	($31)	($397)	$458

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
15 of 16

Additional Financial Information
(Dollars and shares in thousands)
(Unaudited)

Profitability Ratios
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
For the quarter:
Net interest margin ("NIM")	4.15%	4.01%	4.11%	4.21%	4.23%
Tax equivalent NIM*	4.22%	4.07%	4.17%	4.27%	4.29%
Efficiency ratio	72.95%	75.57%	80.89%	74.52%	74.47%
Return on average assets	1.04%	0.94%	0.81%	1.17%	0.91%
Return on average equity	8.30%	7.96%	6.73%	9.42%	7.61%

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tax equivalent NIM

Tax equivalent NIM is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 41.11% in both 2017 and 2016. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of tax equivalent NIM to net interest margin.

	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net interest income	$13,833	$13,891	$14,213	$14,079	$14,174
Divided by average interest-bearing assets	1,352,171	1,378,791	1,375,470	1,345,143	1,347,912
Net interest margin ("NIM")[2]	4.15%	4.01%	4.11%	4.21%	4.23%

Net interest income	$13,833	$13,891	$14,213	$14,079	$14,174
Plus: reduction in tax expense related to
tax-exempt interest income	222	209	196	197	206
	$14,055	$14,100	$14,409	$14,276	$14,380
Divided by average interest-bearing assets	1,352,171	1,378,791	1,375,470	1,345,143	1,347,912
Tax equivalent NIM[2]	4.22%	4.07%	4.17%	4.27%	4.29%

2Calculated using actual days in the quarter divided by 365 for quarters ended in 2017 and actual days in the quarter divided by 366 for quarters ended in 2016.

Northrim BanCorp Reports 1Q17 Earnings of $3.8 Million, or $0.55 per Diluted Share
May 1, 2017
16 of 16

(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016

Total shareholders' equity	$189,452	$186,712	$185,758	$183,965	$180,398
Divided by shares outstanding	6,910	6,898	6,882	6,877	6,877
Book value per share	$27.42	$27.07	$26.99	$26.75	$26.23

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016

Total shareholders' equity	$189,452	$186,712	$185,758	$183,965	$180,398
Less: goodwill and intangible assets	16,298	16,324	16,354	23,706	23,741
	$173,154	$170,388	$169,404	$160,259	$156,657
Divided by shares outstanding	6,910	6,898	6,882	6,877	6,877
Tangible book value per share	$25.06	$24.70	$24.61	$23.30	$22.78

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016

Total shareholders' equity	$189,452	$186,712	$185,758	$183,965	$180,398
Total assets	1,512,580	1,526,540	1,540,120	1,518,370	1,500,199
Total shareholders' equity to total assets	12.53%	12.23%	12.06%	12.12%	12.02%

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total shareholders' equity	$189,452	$186,712	$185,758	$183,965	$180,398
Less: goodwill and other intangible assets, net	16,298	16,324	16,354	23,706	23,741
Tangible common shareholders' equity	$173,154	$170,388	$169,404	$160,259	$156,657

Total assets	$1,512,580	$1,526,540	$1,540,120	$1,518,370	$1,500,199
Less: goodwill and other intangible assets, net	16,298	16,324	16,354	23,706	23,741
Tangible assets	$1,496,282	$1,510,216	$1,523,766	$1,494,664	$1,476,458
Tangible common equity ratio	11.57%	11.28%	11.12%	10.72%	10.61%

-0-
Note Transmitted on GlobeNewswire on May 1, 2017, at 5:00 am Alaska Standard Time.